Exhibit 10.3

AMENDMENT NO. 2 TO COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 2 to the Collaboration and License Agreement (“Amendment”) is made and entered into by and between Kyowa Hakko Kirin Co., Ltd., a company organized and existing under the laws of Japan, with an address at 1-6-1 Ohtemachi, Chiyoda-ku, Tokyo, 100-8185, Japan (“KHK”) and Ultragenyx Pharmaceutical Inc., a company organized and existing under the laws of the State of Delaware, with an address at 60 Leveroni Court, Novato, California 94949, USA (“UGNX”).

RECITALS

A.

WHEREAS, KHK and UGNX entered into a Collaboration and License Agreement effective as of August 29, 2013 (the “Original Agreement”) and an Amendment No.1 to Collaboration and License Agreement effective as of August 24, 2015 (together with the Original Agreement, the “Agreement”).

B.	WHEREAS, both Parties wish to further amend the Agreement as set forth below.

C.	NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties agree as follows:

1.	This Amendment shall be effective as of November 28, 2016 (the “Amendment Effective Date”).

2.	Any capitalized terms that are not defined in this Amendment will have their respective meanings set forth in the Agreement.

3.	The following words shall be added at the end of Section 1.1.72 of the Original Agreement:

“Notwithstanding the foregoing, in the event that KHK sells and otherwise provides the Licensed Products in any country in the European Territory as part of Named Patient Sales, or UGNX sells and otherwise provides the Licensed Products in any country in Latin America as part of Named Patient Sales, the Royalty Term with respect to such country shall commence, if it has not previously commenced based upon a First Commercial Sale in that country, on the date of the first sale of such Named Patient Sale in that country. For clarity, the first sale of such Named Patient Sale in a country will be deemed to occur on the date the Licensed Products sold as part of Named Patient Sales are shipped to the applicable patient(s) in that country.”

4.

Notwithstanding anything contained in the Agreement (including Section 3.2 of the Original Agreement) to the contrary, as of the Amendment Effective Date, the Parties hereby agree to disband the JDC and JCC and establish a subcommittee named Joint Core Team subcommittee (“JCT”) instead. The JCT will consist of the same number of representatives designated by each Party, which number will initially be at least seven (7) each for seven (7) functions (PPM, Clinical Science, Commercial, Medical Affairs, Regulatory, CMC, Clinical Operations), provided that at least one (1) of each representative shall be responsible for one (1) function. The number of each Party’s representatives in the JCT thereafter may be changed by mutual written agreement between the Parties. Without changing the total number of its representatives in the JCT, each Party will be free to change its representatives in the JCT by giving written notice to the other Party. Accordingly, all of the obligations and responsibilities of the JCC and JDC shall be assumed by the JCT which shall be a “Committee” under the Agreement. For clarity, except as expressly provided in this Amendment, the word “JDC” (together with “Joint Development Committee”) and “JCC” (together with “Joint Commercialization Committee”) in the Original Agreement (including Sections 3.2, 3.3, 3.4, 3.5 and 3.6) are hereby all eliminated, and the word “JCT” (together with “Joint Core Team”) are substituted, as of the Amendment Effective Date.

5.

Notwithstanding anything contained in the Agreement to the contrary, the Parties hereby agree that if UGNX requests to conduct Clinical Trials in any country or region outside the Territory and the European Territory for supporting the Core Development Activities, UGNX shall submit to the JSC a written request to add such country or region as an additional territory (each a “New Territory”) and such request shall be promptly reviewed by the JSC. A New Territory shall be finally added as a further amendment to the Appendix attached hereto by the Parties’ mutual written agreement. To the extent necessary for supporting Core Development Activities, KHK will grant to UGNX a non-exclusive, royalty-free license under the Licensed Technology to conduct the Clinical Trials in the Field in such New Territory. For clarity, as of the Amendment Effective Date, the Parties hereby agree that Australia shall be added as a New Territory and therefore, KHK grants UGNX a non-exclusive, royalty-free license under the Licensed Technology to conduct the Clinical Trials in the Field in Australia.

6.	With respect to the Clinical Trials conducted in the New Territory, the Parties hereby acknowledge and agree as follows;

(1) the Parties may use data which is acquired through such Clinical Trials conducted by UGNX in the New Territory for filing of the application for a Marketing Approval in its respective territories where it is permitted to apply for Marketing Approvals under the Agreement,

(2) all Development Costs incurred by UGNX and attributable to, or reasonably allocable to, the Clinical Trials conducted in the New Territory will be shared and allocated in accordance with the terms of the Agreement (including Section 4.9 of the Original Agreement),

(3) any extension study arising out of a Clinical Trial conducted in the New Territory (including costs and expenses related thereto) must be mutually agreed upon by the Parties in writing,

(4) KHK shall have no obligation to file a new drug application or obtain Marketing Approval in such New Territory, and

(5) even if KHK decides to sell the Licensed Product in such New Territory, KHK shall have no obligation to pay any kind of royalties to UGNX.

7.

Notwithstanding anything in the Agreement to the contrary, the Parties hereby agree that, to the extent permitted under Applicable Laws, each of them shall promptly take all necessary actions (if required) to have Kyowa Kirin International Plc. (“KKI”) which is a wholly owned subsidiary of KHK or KKI’s Affiliate designated by KKI be (a) the party submitting the Marketing Authorization Application (“MAA”) in the European Territory and (b) the Marketing Authorization Holder (“MAH”) for any Marketing Approval in the European Territory; provided, however, UGNX shall continue to have responsibility for the activities specified as below;

(1) during the MAA process up to the completion of such respective Clinical Trials, contact for all correspondence regarding such Marketing Approval, including without limitation, all requests, responses and submissions and shall continue to be responsible for all Regulatory Activities in the European Territory; and

(2) following KKI’s obtainment of the Marketing Approval, prepare and provide to KKI the necessary and available documents requested by KKI (including but not limited to interim/full CSR, if available) to support KKI and enable KKI to perform the obligations to the applicable Regulatory Authorities as MAH, including but not limited to, report the On-Going Clinical Trial and/or new clinical trial updates and safety data to such Regulatory Authorities.

8.

Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Agreement.

9.

This Amendment may be executed in identical duplicate copies exchanged by facsimile or e-mail (PDF form) transmission.  The Parties agree to execute two identical original copies of this Amendment after exchanging signed facsimile versions.  Each identical counterpart will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 to Collaboration and License Agreement to be effective as of the Amendment Effective Date.

KYOWA HAKKO KIRIN CO., LTD.		ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Tamao Watanabe	By:	/s/ Tom Kassberg
Name:	Tamao Watanabe	Name:	Tom Kassberg
Title:	Director, Business Development Department	Title:	CBO

Appendix

	country or region as a New Territory	date
1	Australia	November 28, 2016

4